MPLX LP Reports Third-Quarter 2014 Financial Results

•	Reported adjusted EBITDA of $40.2 million and distributable cash flow of $33.4 million

•	Increased distribution to $0.3575 per common unit, 4.4 percent over second quarter

•	Announced plans to substantially accelerate growth of the partnership

•	Marathon Petroleum Corporation has offered to sell its remaining 31 percent interest in MPLX Pipe Line Holdings to MPLX

FINDLAY, Ohio, Oct. 30, 2014 - MPLX LP (NYSE: MPLX) today reported third-quarter 2014 net income attributable to MPLX of $29.1 million, or $0.37 per common limited partner unit, compared with $21.5 million, or $0.29 per common limited partner unit, for the third quarter of 2013. Third-quarter 2014 adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) attributable to MPLX were $40.2 million and distributable cash flow attributable to MPLX was $33.4 million.

“We are pleased with our ability to provide meaningful returns to our unitholders, and we are constantly evaluating our strategic options to better serve the energy market,” said Gary R. Heminger, chairman and chief executive officer.

On Oct. 21, the MPLX board of directors declared a distribution of $0.3575 per unit. This distribution represents an increase of $0.015 per unit, or 4.4 percent, over the second-quarter 2014 distribution of $0.3425 per unit and an increase of 20.2 percent over the third-quarter 2013 distribution. Since the partnership's initial public offering in October 2012, the MPLX board has authorized distribution increases for seven consecutive quarters, representing a compound annual growth rate of 19.3 percent over its minimum quarterly distribution.

Heminger noted that MPLX plans to substantially accelerate its growth. MPLX expects to provide unitholders an average annual distribution growth rate percentage in the mid-20s over the next five years as it builds meaningful scale more quickly. This increased scale provides MPLX with greater flexibility to fund organic projects and to pursue acquisition opportunities. By the end of 2015, MPLX expects to triple its annualized run-rate EBITDA versus third-quarter 2014 annualized run-rate EBITDA. In support of this plan, the Marathon Petroleum Corporation (MPC) board of directors has authorized the sale of MPC's remaining 31 percent interest in MPLX Pipe Line Holdings LP to MPLX. If the MPLX board of directors approves the transaction, it would be expected to be financed with a combination of debt and equity, which could include transactions with the sponsor.

In addition to acquisitions of MPC's midstream assets, Heminger pointed to MPLX’s organic growth as a critical factor in its future success. “During the third quarter, we completed a successful non-binding open season for our proposed 50-mile Cornerstone Pipeline and other build-out projects," said Heminger. "These would help MPC leverage growing Utica production in eastern Ohio and position MPLX to participate in the development of infrastructure to meet the needs of producers, processors, other refiners and marketers to move natural gas liquids." Cornerstone would connect Utica condensate and natural gas liquids processing facilities to MPC’s refinery in Canton, Ohio, and other build-out projects would provide service to additional

Midwest markets beyond eastern Ohio. MPLX also is exploring options to deliver natural gas liquids to the Chicago, Ill., area and to pipelines that supply diluent to Western Canada.

Heminger noted that MPC's recent acquisition of Hess' retail operations expanded MPC's strategic options and increased fuels distribution volumes that represent MLP-qualifying income. “MPC's large and growing portfolio of qualifying assets, combined with Cornerstone and other organic projects, represent a substantial source of potential growth for MPLX unitholders over an extended period of time,” he said.

Discussion of Results

MPLX revenues and other income for the third quarter of 2014 were $138 million, compared with $123.8 million for the third quarter of 2013. The increase in revenues and other income was primarily due to higher pipeline tariff rates and revenue recognized for volume deficiency credits. Average pipeline tariff rates increased $0.05 per barrel compared to the third quarter of 2013. These revenue increases substantially exceeded the impact of lower throughput in the third quarter of 2014 compared to the same period in 2013. Comparing the third quarters of 2014 and 2013, MPC and related parties accounted for 92 and 89 percent, respectively, of those revenues, including revenues attributable to volumes shipped by MPC under joint tariffs with third parties.

After deducting MPC’s retained interest, net income attributable to MPLX for the third quarter of 2014 rose $7.6 million over the third quarter of 2013 due to increased revenue and a larger ownership interest in MPLX Pipe Line Holdings LP.

Financial Position and Liquidity

As of Sept. 30, MPLX had $32.2 million of cash and cash equivalents and $245 million available on its bank credit facility. The partnership believes this combination, and its access to public debt and equity markets, should be sufficient to meet its short-term and long-term funding requirements, including expanding its growing base of distributable cash flow.

Conference Call

At 2 p.m. EDT today, MPLX will hold a webcast and conference call to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call on MPLX's website at http://www.mplx.com by clicking on the "2014 Third-Quarter Financial Results" link in the "News & Headlines" section. Replays of the conference call will be available on MPLX's website through Wednesday, Nov. 12. Investor-related material will also be available online prior to the webcast and conference call at http://ir.mplx.com.

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About MPLX LP

MPLX is a fee-based, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. Headquartered in Findlay, Ohio, MPLX's assets consist of a majority equity interest in a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States and a 100 percent interest in a butane storage cavern located in West Virginia. For additional information about the partnership, please see our website at http://www.mplx.com.

Investor Relations Contacts:
Geri Ewing (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Angelia Graves (419) 421-2703
Jamal Kheiry (419) 421-3312

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This news release and supporting schedules include the non-GAAP measures adjusted EBITDA and distributable cash flow. We believe certain investors use adjusted EBITDA to evaluate MPLX's financial performance between periods and to compare MPLX's performance to certain competitors. We believe certain investors use distributable cash flow to determine the amount of cash generated from the partnership's operations and available for distribution to its unitholders. These additional financial measures are reconciled from the most directly comparable measures as reported in accordance with GAAP and should be viewed in addition to, and not in lieu of, our consolidated financial statements and footnotes.
This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements relate to, among other things, MPLX's expectations, estimates and projections concerning the business and operations of MPLX. You can identify forward-looking statements by words such as "anticipate," "believe," "estimate," "objective," "expect," "forecast," "project," "potential," "could," "may," "should," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the issuer's control and are difficult to predict. Factors that could cause MPLX actual results to differ materially from those in the forward-looking statements include: the adequacy of our capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute our business plan; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by our competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under our commercial agreements; our ability to successfully implement our growth strategy, whether through organic growth or acquisitions; modifications to earnings and distribution growth objectives; state and federal environmental, economic, health and safety, energy and other policies and regulations; other risk factors inherent to our industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the Securities and Exchange Commission (SEC). Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. In addition, unpredictable or unknown factors not discussed here or in MPLX's Form 10-K could also have material adverse effects on forward-looking statements.

Results of Operations (unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per unit data)	2014	2013	2014	2013
Revenues and other income:
Sales and other operating revenues	$16.6	$20.4	$52.2	$60.0
Sales to related parties	114.1	97.8	336.0	284.2
Other income	1.5	1.0	4.1	3.1
Other income – related parties	5.8	4.6	16.9	13.4
Total revenues and other income	138.0	123.8	409.2	360.7
Costs and expenses:
Cost of revenues (excludes items below)	40.6	33.1	102.9	99.2
Purchases from related parties	23.7	23.8	71.4	69.4
Depreciation	12.5	12.7	37.5	36.3
General and administrative expenses	15.3	13.0	47.1	40.4
Other taxes	1.7	1.4	5.5	4.9
Total costs and expenses	93.8	84.0	264.4	250.2
Income from operations	44.2	39.8	144.8	110.5
Net interest and other financial costs	1.1	0.2	3.0	0.7
Income before income taxes	43.1	39.6	141.8	109.8
Provision for income taxes	—	0.4	0.1	0.5
Net income	43.1	39.2	141.7	109.3
Less: Net income attributable to MPC-retained interest	14.0	17.7	49.6	51.6
Net income attributable to MPLX LP	29.1	21.5	92.1	57.7
Less: General partner’s interest in net income
attributable to MPLX LP	1.5	0.5	3.7	1.2
Limited partners’ interest in net income attributable to MPLX LP	$27.6	$21.0	$88.4	$56.5

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common - basic	$0.37	$0.29	$1.16	$0.79
Common - diluted	0.37	0.29	1.16	0.79
Subordinated - basic and diluted	0.37	0.29	1.16	0.74

Weighted average limited partner units outstanding:
Common units – basic	37.1	37.0	37.0	37.0
Common units – diluted	37.1	37.0	37.1	37.0
Subordinated units – basic and diluted	37.0	37.0	37.0	37.0

Other Financial Information (unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per unit and ratio data)	2014	2013	2014	2013

Quarterly distribution declared per unit	$0.3575	$0.2975	$1.0275	$0.8550

Volume deficiency credits attributable to MPLX LP(a)	$7.4	$0.1	$25.0	$0.3

Adjusted EBITDA attributable to MPLX LP	$40.2	$30.5	$123.9	$82.3

Distributable cash flow attributable to MPLX LP	$33.4	$31.0	$106.9	$85.8

Distribution declared:
Limited partner units - public	$7.2	$5.9	$20.5	$17.0
Limited partner units - MPC	19.2	16.1	55.5	46.2
General partner units - MPC	0.5	0.5	1.5	1.3
Incentive distribution rights - MPC	1.0	—	1.9	—
Total distribution declared	$27.9	$22.5	$79.4	$64.5

Coverage ratio	1.20x	1.38x	1.35x	1.33x

(a) Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted
EBITDA but not distributable cash flow.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP to Net Income (unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2014	2013	2014	2013
Net Income	$43.1	$39.2	$141.7	$109.3
Less: Net income attributable to MPC-retained interest	14.0	17.7	49.6	51.6
Net income attributable to MPLX LP	29.1	21.5	92.1	57.7
Plus: Net income attributable to MPC-retained interest	14.0	17.7	49.6	51.6
Depreciation	12.5	12.7	37.5	36.3
Provision for income taxes	—	0.4	0.1	0.5
Non-cash equity-based compensation	0.5	0.3	1.4	0.8
Net interest and other financial costs	1.1	0.2	3.0	0.7
Adjusted EBITDA	57.2	52.8	183.7	147.6
Less: Adjusted EBITDA attributable to MPC-retained interest	17.0	22.3	59.8	65.3
Adjusted EBITDA attributable to MPLX LP	40.2	30.5	123.9	82.3
Plus: Current period deferred revenue for committed volume deficiencies(a)	7.8	5.1	22.4	12.7
Less: Net interest and other financial costs(b)	1.4	0.5	3.5	1.1
Maintenance capital expenditures paid	5.8	4.0	10.9	7.8
Volume deficiency credits(c)	7.4	0.1	25.0	0.3
Distributable cash flow attributable to MPLX LP	$33.4	$31.0	$106.9	$85.8

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP to Net Cash Provided by Operating Activities (unaudited)
	Nine Months Ended September 30
(In millions)	2014	2013
Net cash provided by operating activities	$190.3	$167.1
Less: Changes in working capital items	12.1	24.0
All other, net	—	0.4
Plus: Non-cash equity-based compensation	1.4	0.8
Net interest and other financial costs	3.0	0.7
Current income tax expense	0.1	—
Asset retirement expenditures	1.0	3.4
Adjusted EBITDA	183.7	147.6
Less: Adjusted EBITDA attributable to MPC-retained interest	59.8	65.3
Adjusted EBITDA attributable to MPLX LP	123.9	82.3
Plus: Current period deferred revenue for committed volume deficiencies(a)	22.4	12.7
Less: Net interest and other financial costs(b)	3.5	1.1
Maintenance capital expenditures paid	10.9	7.8
Volume deficiency credits(c)	25.0	0.3
Distributable cash flow attributable to MPLX LP	$106.9	$85.8

(a) Deficiency payments included in distributable cash flow that are not included in net income or adjusted EBITDA.
(b) Starting in the third quarter of 2014, net interest and other financial costs is used to calculate distributable cash flow attributable to MPLX LP instead of cash interest paid, net. All prior periods presented have been recalculated to reflect a consistent approach. Previously, distributable cash flow attributable to MPLX LP was $31.1 million in the third quarter of 2013 and $86.3 million for the first nine months of 2013.
(c) Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted
EBITDA but not distributable cash flow.

Selected Operating Data (unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Pipeline throughput (thousands of barrels per day):
Crude oil pipelines	1,048	1,093	1,021	1,081
Product pipelines	839	913	843	930
Total	1,887	2,006	1,864	2,011
Average tariff rates ($ per barrel):
Crude oil pipelines	$0.64	$0.60	$0.66	$0.59
Product pipelines	0.63	0.59	0.61	0.56
Total pipelines	0.64	0.59	0.64	0.58

Selected Financial Data (unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2014	2013	2014	2013
Capital Expenditures(a):
Maintenance	$9.0	$7.5	$17.4	$15.3
Expansion	30.4	31.9	36.6	70.7
Total capital expenditures	39.4	39.4	54.0	86.0
Less: Increase in capital accruals	5.4	(2.6)	5.9	1.6
Asset retirement expenditures	0.1	1.8	1.0	3.4
Additions to property, plant and equipment	$33.9	$40.2	$47.1	$81.0

(a) Excludes acquisition of an additional interest in MPLX Pipe Line Holdings LP.

Balance Sheet Data (unaudited)
(In millions, except ratio data)	September 30 2014	June 30 2014
Cash and cash equivalents	$32.2	$43.2
Total assets	1,194.3	1,181.4
Long term debt(a)	265.0	265.2
Total equity	833.3	828.7
Consolidated total debt to consolidated EBITDA (covenant basis)(b)	1.7x	1.8x

Partnership units outstanding:
General partner units	1.5	1.5
MPC-held LP units	54.1	54.1
Public LP units	19.9	19.9
(a) Includes amounts due within one year.
(b) Based on last 12 months.